Exhibit 107

Filing Fee Table

           F-1

(Form Type)

Jingrui Wang Pu Holdings Group Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed	Proposed	Fee Rate	Amount of
	Type	Class	Calculation	Registered	Maximum	Maximum		Registration
		Title	or Carry		Offering	Aggregate		Fee
			Forward		Price Per	Offering
			Rule		Unit	Price(1)
Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0005 per share(2)	Rule 457(a)	1,437,500	$6.00	$8,625,000	0.00015310	$1320.49
	Equity	Class A ordinary shares, par value $0.0005 per share(3)	Rule 457(a)	1,250,000	$6.00	$7,500,000	0.00015310	$1,148.25
	Total Offering Amounts					$16,125,000		$2468.74
	Total Fees Previously Paid							$9
	Total Fee Offset							$0
	Net Fee Due							$2468.74

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional ordinary shares to cover over-allotment, if any.

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)	This Registration Statement also covers the resale by the Selling Shareholder of up to 1,250,000 class A ordinary shares previously issued to the Selling Shareholders as named in the Registration Statement. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(a) under the Securities Act of 1933, as amended.